Exhibit 10.1

Execution Version

SECURED PROMISSORY NOTE

$750,000.00	June 28, 2022

FOR VALUE RECEIVED, the undersigned, Laredo Oil, Inc., a Delaware corporation (together with its permitted successors and assigns, “Maker”), promises to pay to the order of Cali Fields LLC (“Payee”), at such address as Payee hereof may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) (the “Principal Amount”), together with interest on the Principal Amount from time to time unpaid under this Secured Promissory Note (this “Note”) at a rate of fifteen percent (15.0%) per annum (the “Applicable Interest Rate”) until maturity.

Section 1.         Maturity Date. The Principal Amount and all accrued but unpaid interest thereon shall mature and be due and payable on December 31, 2023 (the “Maturity Date”).

Section 2.         Prepayment. Maker may, at such time or times prior to the Maturity Date as Maker desires, prepay this Note in whole or in part without penalty or prejudice of any kind. Any prepayment on this Note shall be applied first to any accrued and unpaid interest and, thereafter, to the payment of the Principal Amount; and interest shall, thereafter, immediately cease to accrue on the prepaid portion of the Principal Amount.

Section 3.          Interest.

(a)       Interest shall accrue and be compounded annually on the outstanding Principal Amount at the Applicable Interest Rate. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed.

(b)       Upon the occurrence and during the continuance of any of the following (each, an “Event of Default”): (i) a default by Maker in Maker’s performance of its payment or other obligations under this Note, and such default shall continue unremedied for a period of ten (10) days or more following written notice of default by Payee to Maker, (ii) any representation or warranty of Maker under this Note proves to have been false in any material respect when made, and such default shall continue unremedied for a period of thirty (30) days or more following written notice of default by Payee to Maker, or (iii) the appointment of a receiver of all or any part of the property of Maker, an assignment for the benefit of creditors by Maker, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker which remains undismissed, undischarged, or unbonded for a period of ninety (90) days or more, at Payee’s option, in lieu of the Applicable Interest Rate, interest shall accrue on the unpaid Principal Amount and all accrued but unpaid interest thereon in the amount of eighteen percent (18.0%) per annum, compounded annually, until the date that the entire Principal Amount and all accrued interest is paid in full.

Section 4.         Revenue Royalty. As partial consideration for Payee’s advance of the Principal Amount to Maker, Maker hereby agrees to pay to Payee a quarterly Revenue Royalty (as defined below) during the Royalty Period (as defined below). The Revenue Royalty shall accrue and be paid quarterly in arrears by Maker to Payee on the fifth business day following the date Maker has filed its applicable quarterly (or annual, as the case may be) financial statements with the SEC with respect to the immediately preceding fiscal quarter. All Revenue Royalty payments shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Payee to Maker. For purposes of this Note, “Royalty Period” means June 1, 2022 through May 31, 2027 and “Revenue Royalty” means, at any time, an amount equal to 0.5% of all consolidated GAAP revenue of Laredo and its consolidated subsidiaries arising directly from the production of oil, gas, gas liquids and all other hydrocarbons, recognized during the most recently ended calendar quarter during the Royalty Period. This Revenue Royalty is in addition to the interest and principal amounts due under this note and not viewed as part of the note repayment.

Section 5.         Default and Remedies. Upon the occurrence and during the continuance of an Event of Default, Payee shall have all of the rights and remedies provided in this Note and any other applicable law, rule or regulation and, without limiting the foregoing, Payee may, at Payee’s option, immediately accelerate the payment of this Note and declare all obligations of Maker to Payee under this Note, although otherwise unmatured, immediately due and payable without any notice or demand whatsoever.

Section 6.         Saving Clause. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced by this Note or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of the money advanced under this Note exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any other consideration received or agreement evidencing or securing the indebtedness, at the time payment of such consideration or performance of such provision occurs, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law. If, from any circumstances whatsoever, Payee shall ever receive as interest an amount that would exceed the highest lawful rate applicable to Maker, such amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount evidenced by this Note and not to the payment of interest; and, if the Principal Amount is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate permissible under applicable law, Payee and Maker shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payments as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout the entire term; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term of this Note, and if the interest received for the actual period of existence of this Note exceeds the highest lawful rate permissible under applicable law, Payee shall refund to Maker the amount of such excess or credit the amount of such excess against the Principal Amount and, in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

Secured Promissory Note

Section 7.         Security Interest.

(a)       As collateral security for the prompt complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as such term is hereinafter defined), Maker hereby grants to Payee, as secured party, a security interest in the fifty percent (50%) Membership Interest of Cat Creek Holdings LLC, a Montana limited liability company (“Cat Creek”), held by Maker (the “Cat Creek Interest”). Payee, as secured party, shall have all the rights and remedies available to a secured party pursuant to the provisions of the Delaware version of the Uniform Commercial Code. As used herein, the term “Obligations” means the unpaid principal amount of, and interest on (including, without limitation, interest accruing after the maturity of this Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency or like proceeding, relating to Maker, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) this Note and all other obligations and liabilities of Maker to Payee, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Note. Maker hereby authorizes Payee to file against Maker in the appropriate filing offices one or more financing statements, continuation statements, and amendments thereto, relating to the Cat Creek Interest, without further review or approval of Maker.

(b)       Further, (i) Maker represents that it has the right to grant the security interest in the Cat Creek Interest (and that it has not provided a security interest and will not provide a security interest to the Cat Creek Interest to any other person or entity), and (ii) by executing this Note, Mark See, Chairman of the Board of Directors of Cat Creek, acknowledges that Maker has granted a security interest in the Cat Creek Interest to Payee and acknowledges that Cat Creek will not allow Maker to dispose of or transfer the Cat Creek Interest held by Maker without discharge of the security interest granted pursuant to this Note and (iii) during the occurrence of an Event of Default and for so long as an Event of Default is ongoing, , Maker hereby assigns any and all distributions it would otherwise be entitled to as a result of its ownership of the Cat Creek Interest to Cali Fields.

Section 8.         Indemnification. Maker shall indemnify Payee against, and hold Payee in its members harmless from, any losses, damages, penalties, liabilities, obligations, claims, actions, judgments, court costs and reasonable legal or other expenses which may be imposed on, incurred or suffered by or asserted against Payee as a direct consequence of or in any manner relating to or arising from: (a) any breach of the representations, warranties, agreements or covenants made by Maker herein; or (b) any suit or proceeding of any kind or nature whatsoever against Payee arising from or connected with the transactions contemplated by this Note.. Maker’s duty to indemnify Payee shall survive the discharge and cancellation of this Note.

Section 9.          Miscellaneous.

(a)       The form and essential validity of this Note shall be governed by the internal laws of the State of Delaware without regard to conflict of laws principles or statutes concerning conflict of laws principles. If any provision of this Note is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Note; provided, however, where the provisions of any such applicable law may be waived, they hereby are waived by Maker to the full extent permitted by law in order that this Note shall be deemed to be a valid and binding Note in accordance with its terms. Maker and Payee hereby waive their rights to a trial by jury in connection with any dispute arising out of or relating to this Note.

Secured Promissory Note

(b)       This Note and all the provisions, conditions, promises and covenants hereof shall be binding in accordance with the terms of this Note upon Maker and Payee and their respective successors and permitted assigns; provided, that neither Maker nor Payee may transfer or assign this Note or any rights or obligations hereunder without the express prior written consent of the other, and any assignment, or purported assignment, of this Note by Maker or Payee without first obtaining the other’s prior written consent shall be void ab initio and of no effect.

(c)       Except as otherwise provided for in this Note, Maker, Maker’s successors or assigns waive presentment for payment, demand, protest, and notice of demand, protest, and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by Payee as to the time of payment of this Note from time to time.

(d)       Time is of the essence with respect to the performance of all of Maker’s obligations and agreements under this Note; provided, however, that any payment required to be made to Payee by Maker under this Note that is paid by Maker within three (3) business days of the due date for such payment shall be deemed as timely made by Maker.

(e)       In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, Maker shall pay to Payee, in addition to any other amount(s) that may otherwise be due under this Note, all of Payee’s reasonable costs of collection under this Note, including, but not limited to, reasonable attorneys’ fees, costs of litigation and other related costs and expenses.

(f)        No amendment, modification, extension, or other change or alteration to the terms and conditions of this Note shall be effective unless expressly and specifically consented to by written agreement executed by Maker and Payee.

(g)       This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Note delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note.

[Signature page follows]

Secured Promissory Note

MAKER:	LAREDO OIL, INC.

By:
Mark See, CEO

PAYEE:	CALI FIELDS LLC

By:
Kenneth Lipson, Managing Member

Acknowledged and Agreed:

Cat Creek Holdings LLC

By:
Mark See, Manager

Signature Page to Secured Promissory Note